                                                                    Exhibit 99.1


NCO Announces Definitive Agreement to be Acquired by One Equity Partners, Joining Together with Michael J. Barrist, for $27.50 per Share. HORSHAM, PA, JULY 24, 2006 - NCO GROUP, INC. ("NCO" OR THE "COMPANY") (NASDAQ: NCOG), a leading provider of business process outsourcing services, announced today that it had entered into a definitive agreement to be acquired by One Equity Partners ("OEP") and Michael J. Barrist, Chairman, President and Chief Executive Officer of the Company, in a transaction valued at approximately $1.26 billion. Other members of executive management will be given an opportunity to invest in the surviving company and Mr. Barrist will continue as Chief Executive Officer.

Under the terms of the agreement, NCO shareholders will receive $27.50 in cash for each share of NCO common stock they hold as of the effective date of the merger. The price represents a 44 percent premium to the closing price of the stock prior to the Company's May 16, 2006 announcement of the receipt of the proposal from Mr. Barrist.

The merger agreement was negotiated on behalf of NCO by a special committee of the Board of Directors composed entirely of independent members of the Board. Upon the unanimous recommendation of the special committee, the Board of Directors has approved the merger agreement and has recommended to NCO's shareholders that they adopt the agreement.

The transaction is expected to be completed in the fourth quarter of 2006, subject to receipt of shareholder approval and customary regulatory approvals as well as satisfaction of other customary closing conditions.

Blank Rome LLP acted as legal counsel to NCO and Bass, Berry & Sims PLC acted as legal counsel to the Special Committee. Credit Suisse acted as financial advisor to the Special Committee.

Dechert LLP acted as legal counsel for OEP and Cleary Gottlieb Steen & Hamilton LLP acted as legal counsel for Michael J. Barrist. Morgan Stanley & Co. Incorporated and JPMorgan Chase & Co. acted as financial advisors to OEP.

ABOUT NCO GROUP, INC.

NCO Group, Inc. is a global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through 100 offices in the United States, Canada, the United Kingdom, India, the Philippines, the Caribbean and Panama.

In connection with the proposed merger, NCO will file a proxy statement with the Securities and Exchange Commission. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement (when available) and other documents filed by NCO at the Securities and Exchange Commission's Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from NCO by directing such request to NCO, Attention: Investor Relations, telephone: (215) 441-3000.

NCO and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of NCO's participants in the solicitation is set forth in NCO's proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

ABOUT ONE EQUITY PARTNERS

One Equity Partners ("OEP") manages $5 billion of investments and commitments for JPMorgan Chase & Co. in direct private equity transactions. Partnering with management, OEP invests in transactions that initiate strategic and operational changes in businesses to create long-term value. OEP's investment professionals are located across North America and Europe, with offices in New York, Chicago and Frankfurt.


For further information contact:


NCO INVESTOR RELATIONS
(215) 441-3000
www.ncogroup.com


                 ----------------------------------------------

Certain statements in this press release, including, without limitation, statements as to NCO's or management's beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that NCO will not be able to implement its business strategy as and when planned, the risk that NCO will not be able to realize operating efficiencies in the integration of its acquisitions or that the restructuring charges will be greater than anticipated, risks related to union organizing efforts at the Company's facilities, risks related to the ERP implementation, risks related to the final outcome of the environmental liability, risks related to past and possible future terrorists attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and acquisitions, including the acquisition of Risk Management Alternatives, Inc., risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations, and other risks detailed from time to time in NCO's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statement. NCO may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of its shareholders, regulatory approvals or to satisfy other customary closing conditions. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

                 ----------------------------------------------